UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)       May 7, 2007
NACCO Industries, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-9172	34-1505819

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5875 Landerbrook Drive Cleveland, Ohio	44124-4017

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(440) 449-9600
N/A

(Former name or former address, if changed since last report.)
     Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (e) On May 7, 2007, Hamilton Beach/Proctor-Silex, Inc. (“HB/PS”), a wholly owned subsidiary of NACCO Industries, Inc. (“NACCO”), entered into a retention bonus and non-competition agreement (the “Agreement”) with Michael J. Morecroft, the President and Chief Executive Officer of HB/PS and a named executive officer of NACCO.
     As previously announced, the Board of Directors of NACCO has approved a plan to spin off Hamilton Beach, Inc., the parent company of HB/PS, to NACCO’s stockholders. The Agreement is contingent on the consummation of the spin-off and provides Dr. Morecroft with a retention bonus and severance benefits under the following circumstances.
Retention Bonus
     If Dr. Morecroft is actively employed by HB/PS on the second anniversary of the spin-off date, he will receive a lump sum payment equal to 50% of the sum of the following amounts, all as in effect immediately following the spin-off date determined on an annualized basis:
•	his base salary (excluding perquisite allowance);

•	his target annual incentive award; and

•	the cash equivalent of his target long term incentive award.
Severance Benefits
     Termination at or after Second Anniversary of Spin-Off Date. If, at any time at or after the second anniversary of the spin-off date, (1) Dr. Morecroft terminates employment for any reason or (2) his employment is involuntarily terminated by the company for reasons other than cause, he will receive a payment in the same amount as his retention bonus.
     Termination Prior to Second Anniversary of Spin-Off Date. If Dr. Morecroft’s employment is terminated prior to the second anniversary of the spin-off date (1) on account of death or disability, (2) due to an involuntary termination by HB/PS or its affiliates following a change in control for reasons other than cause or (3) due to his voluntary retirement following a change of control, he will receive a payment equal to the sum of the following amounts, all as in effect immediately following the spin-off date determined on an annualized basis:
•	his base salary (excluding perquisite allowance);

•	his target annual incentive award; and

•	the cash equivalent of his target long term incentive award.
If Dr. Morecroft is terminated prior to the second anniversary of the spin-off date, he will not receive the retention bonus described above.
     Payment for COBRA Premiums. If Dr. Morecroft becomes entitled to severance benefit payments under the Agreement, he will also receive a cash payment equal to the cash equivalent of twelve months of premiums for COBRA continuation coverage under HB/PS’ medical and dental plan, which will be based on the level of Dr. Morecroft’s coverage under such plan at the time of his termination.

Pro-Rata Awards under HB/PS Short-Term Plan
     The Agreement also provides that if Dr. Morecroft is terminated without cause prior to the end of the calendar year, he will be entitled to receive any award under the HB/PS short-term incentive compensation plan he would have been entitled to receive had he remained employed through the end of the calendar year, pro-rated to reflect the portion of the year that he was employed.
General
     The Agreement contains non-compete provisions that prohibit Dr. Morecroft from performing job duties for a competitor for a period of 18 months following his termination of employment for any reason. The Agreement also contains non-solicitation, non-interference, confidentiality and post-termination cooperation requirements. In addition, the severance benefits payments are contingent on the execution by Dr. Morecroft of a standard general release.
     The foregoing summary of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is attached hereto as Exhibit 10.1 and is hereby incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit No.	Exhibit Description

10.1	Retention Bonus and Non-Competition Agreement, effective as of May 1, 2007, between Hamilton Beach/Proctor-Silex, Inc. and Michael J. Morecroft

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NACCO INDUSTRIES, INC.
By:	/s/ Charles A. Bittenbender
	Name:	Charles A. Bittenbender
	Title:	Vice President, General Counsel and Secretary

Date: May 8, 2007

EXHIBIT INDEX

Exhibit No.	Exhibit Description

10.1	Retention Bonus and Non-Competition Agreement, effective as of May 1, 2007, between Hamilton Beach/Proctor-Silex, Inc. and Michael J. Morecroft

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